Exhibit 99.1

News Release

General Inquiries: (877) 847-0008

www.sanchezpp.com

Investor Contact: Charles C. Ward

                                (877) 847-0009

Sanchez Production Partners Reports

Fourth Quarter and Full Year 2014 Results

HOUSTON--(BUSINESS WIRE)--March 5, 2015—Sanchez Production Partners LLC (NYSE MKT: SPP) today reported fourth quarter and full year 2014 results.

The company produced 374 MBOE during the fourth quarter 2014 for average net production of 4,063 BOE per day for the quarter, which was down less than 2% from the third quarter 2014.  For the full year 2014, the company produced 1,509 MBOE, an increase of nearly 11% over full year 2013 production.  Net oil and liquids production for the fourth quarter 2014, which accounted for approximately 19% of the company’s total production during the quarter, was 759 barrels per day, which was down approximately 31% from the third quarter 2014.  Net oil and liquids production for the full year 2014 was 978 barrels per day, which is an increase of approximately 62% compared to full year 2013 results.

Revenue totaled $32.0 million during the fourth quarter and $77.3 million for the full year 2014.  Included in total revenue for the full year 2014 is revenue from sales of $54.3 million, of which approximately 47% was from natural gas sales and 53% was from oil and liquids sales.  The balance of the company’s full year 2014 total revenue came from hedge settlements ($7.6 million), services provided to third parties ($3.1 million), and gains on mark-to-market activities ($12.2 million), which is a non-cash item.

Operating costs, which include lease operating expenses, production taxes and general and administrative expenses, net of certain non-cash items, averaged $25.48 per BOE in the fourth quarter 2014, which compares to $23.51 per BOE in the fourth quarter 2013 after adjusting for charges recorded in connection with litigation.  For the full year 2014, operating costs averaged $25.46 per BOE, which excludes a charge related to the implementation of certain service agreements in the second quarter of 2014, which was a non-recurring item.  This compares to operating costs of $24.69 per BOE for the full year 2013, which excludes employee severance charges in the first and second quarters of 2013 and charges recorded in connection with the litigation in the fourth quarter of 2013, all of which are non-recurring items.

Adjusted EBITDA for the fourth quarter 2014 was approximately $4.8 million, which compares to $5.7 million in the third quarter 2014 and approximately $45,000 in the fourth quarter 2013.  For the full year 2014, Adjusted EBITDA was $24.4 million, up approximately 40% compared to full year 2013 before adjustments for non-recurring items.  Adjusting for the non-recurring items noted above, Adjusted EBITDA for the full year 2014 was $25.4 million, which was down less than 4% when compared to results for the full year 2013, also adjusted for non-recurring items.

On a GAAP basis, the company recorded net income of $11.8 million for the fourth quarter 2014 and net income of $9.5 million for the full year 2014.

During the fourth quarter 2014, the company completed six net wells and recompletions using approximately $0.8 million in cash flow from operations.  For the full year 2014, the company completed 14 net wells and recompletions with capital spending of $5.9 million.  There were no wells or recompletions in progress as of Dec. 31, 2014.

“During 2014, we resolved significant litigation, integrated SPP’s operations with Sanchez Oil & Gas Corporation (“SOG”), and positioned the company to capitalize on growth opportunities that lie ahead,” said Stephen R. Brunner, President and Chief Executive Officer of Sanchez Production Partners.  “Along the way, we turned in solid operating results, with total net production coming in above our midpoint guidance for the full year, despite having spent less on drilling activity than we had planned heading into 2014.  Although volatility in the commodity markets created new challenges late in the year, we benefitted from our hedging program and managed to show Adjusted EBITDA of $25.4 million, excluding non-recurring items, for the full year.  This operating performance allowed us to preserve liquidity heading into 2015, which is important as we look to advance plans for growth with the assistance of our sponsor, SOG.”

Reserve-Based Credit Facility and Hedging Update

The company currently has $42.5 million in debt outstanding under its reserve-based credit facility, which has a borrowing base of $70.0 million.  The company had cash and cash equivalents totaling $4.2 million at Dec. 31, 2014.

Conference Call Information

The company will host a conference call at 11:00 a.m. (CDT) on Wednesday, March 11, 2015 to discuss fourth quarter and full year 2014 earnings, the results of the unitholder vote on SPP’s plan of conversion, which is expected on March 6, 2015, and plans for 2015.

 To participate in the conference call, analysts, investors, media and the public in the U.S. may dial (800) 857-0653 shortly before 11:00 a.m. (CDT).  The international phone number is (773) 799-3268.  The conference password is PARTNERS.

A replay will be available beginning approximately one hour after the end of the call by dialing (800) 876-4955 or (203) 369-3997 (international).  A live audio webcast of the conference call will be available on Sanchez Production Partners’ Web site (www.sanchezpp.com) under the Investor Relations page.  The call will also be recorded and archived on the site.

About the Company

Sanchez Production Partners LLC is a publicly-traded limited liability company focused on the acquisition, development and production of oil and natural gas properties and other integrated assets.

SEC Filings

The company intends to file its 2014 Form 10-K on or about March 5, 2015.

Non-GAAP Measures

We present Adjusted EBITDA in addition to our reported net income (loss) in accordance with GAAP.  Adjusted EBITDA is a non-GAAP financial measure that is defined as net income (loss) adjusted by interest (income) expense, net; depreciation, depletion and amortization; write-off of deferred financing fees; asset impairments; accretion expense; (gain) loss on sale of assets; (gain) loss from equity investment; unit-based compensation programs; (gain) loss from mark-to-market activities; and gain (loss) on discontinued operations.

Adjusted EBITDA is used as a quantitative standard by our management and by external users of our financial statements such as investors, research analysts and others to assess the financial performance of our assets without regard to financing methods, capital structure or historical cost basis; the ability of our assets to generate cash sufficient to pay interest costs and support our indebtedness; and our operating performance and return on capital as compared to those of other companies in our industry, without regard to financing or capital structure.  Adjusted EBITDA is not intended to represent cash flows for the period, nor is it presented as a substitute for net income, operating income, cash flows from operating activities or any other measure of financial performance or liquidity presented in accordance with GAAP.

Forward-Looking Statements

We make statements in this news release that are considered forward-looking statements within the meaning of the Securities Act of 1933, as amended, and the Securities Exchange Act of 1934, as amended.  These forward-looking statements are largely based on our expectations, which reflect estimates and assumptions made by our management.  These estimates and assumptions reflect our best judgment based on currently known market conditions and other factors.  Although we believe such estimates and assumptions to be reasonable, they are inherently uncertain and involve a number of risks and uncertainties that are beyond our control.  In addition, management's assumptions about future events may prove to be inaccurate.  Management cautions all readers that the forward-looking statements contained in this news release are not guarantees of future performance, and we cannot assure you that such statements will be realized or the forward-looking events and circumstances will occur.  Actual results may differ materially from those anticipated or implied in the forward-looking statements due to factors listed in the "Risk Factors" section in our SEC filings and elsewhere in those filings.  All forward-looking statements speak only as of the date of this news release.  We do not intend to publicly update or revise any forward-looking statements as a result of new information, future events or otherwise.  These cautionary statements qualify all forward-looking statements attributable to us or persons acting on our behalf.

Sanchez Production Partners LLC
Operating Statistics

	Three Months Ended Dec. 31,		Twelve Months Ended Dec. 31,	
	2014	2013	2014	2013
Net Production in MBOE and MMcfe:				
Total production (MBOE)	374	387	1,509	1,365
Average daily production (BOE/day)	4,063	4,201	4,133	3,739
Total production (MMcfe)	2,243	2,319	9,052	8,188
Average daily production (Mcfe/day)	24,376	25,207	24,800	22,433
Average Net Sales Price per BOE and Mcfe:				
BOE Net realized price, including hedges	$38.02 (b)	$44.30 (b)	$42.13 (b)	$43.90 (b)
BOE Net realized price, excluding hedges	$28.81 (a)	$33.76 (a)	$37.07 (a)	$32.32 (a)
Mcfe Net realized price, including hedges	$6.34 (a)	$7.38 (a)	$7.02 (a)	$7.32 (a)
Mcfe Net realized price, excluding hedges	$4.80 (b)	$5.63 (b)	$6.18 (b)	$5.39 (b)

(a) Excludes impact of mark-to-market gains (losses) and net cost of sales.
(b) Excludes all hedges, the impact of mark-to-market gains (losses) and net cost of sales.

Net Wells Drilled and Completed	-	20	8	46
Net Recompletions	-	-	6	13
Developmental Dry Holes	-	-	-	-
Net Wells and Net Recompletions in Progress	-	20	-	20